Exhibit 10.5

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of December 12, 2021 (the “Effective Date”), is entered into by and among SVF Investment Corp. 3, a Cayman Islands exempted company incorporated with limited liability (“SVF”), Warehouse Technologies LLC, a New Hampshire limited liability company (“Warehouse Technologies”), Symbotic Holdings LLC, a Delaware limited liability company (“Symbotic”), and RJJRP Holdings, Inc., RBC 2021 4 Year GRAT 4 (U/A March 31, 2021) and RBC Millennium Trust (U/A June 19, 2000) (each, a “Seller” and collectively, “Sellers”). SVF, Warehouse Technologies, Symbotic and Sellers are referred to in this Agreement collectively as the “Parties” and each individually as a “Party”. Unless context requires otherwise, capitalized terms used herein and not otherwise defined will have the meaning set forth in the Business Combination Agreement (as defined below).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among SVF, Warehouse Technologies, Symbotic and Saturn Acquisition (DE) Corp., a Delaware corporation (“Merger Sub”), following the Domestication and the Reorganization (defined below), Merger Sub will be merged with and into Symbotic, with Symbotic surviving as a subsidiary of SVF (as Surviving Pubco following the Domestication) (the “Merger”), on the terms and subject to the conditions set forth therein (the Merger, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, Sellers are party to that certain Fifth Amended and Restated Limited Liability Company Agreement of Warehouse Technologies, dated as of April 30, 2021 (the “Warehouse Technologies LLCA”);

WHEREAS, (a) RJJRP Holdings, Inc. owns 1 Class B Preferred Unit and 1 Class B-1 Preferred Unit of Warehouse Technologies, (b) RBC 2021 4 Year GRAT 4 (U/A March 31, 2021) owns 2,746,734 Class A Units of Warehouse Technologies and (c) RBC Millennium Trust (U/A June 19, 2000) owns 2,572,490 Class A Units and 73,435.5 Class C Units of Warehouse Technologies (collectively, the “Warehouse Units”);

WHEREAS, in connection with entry into the Business Combination Agreement and the consummation of the Transactions, Warehouse Technologies and Symbotic have entered into the Agreement and Plan of Merger, dated as of the date of this Agreement (the “Symbotic Merger Agreement”), pursuant to which, prior to the Merger, Warehouse Technologies will merge with and into Symbotic, with Symbotic as the surviving company in such merger (the “Reorganization”);

WHEREAS, prior to the consummation of the Transactions, (i) all or a portion of the Company Warrants will be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Warrant Settlement”); (ii) a portion of the Company Warrants may be automatically converted in accordance with their terms into restricted units of Warehouse Technologies, convertible into Company Class A Units on the terms and subject to the conditions set forth in the applicable Company Warrant (“Restricted Units”); and/or (iii) a portion of the Company Warrants may be assumed by the Surviving Company in accordance with their terms;

WHEREAS, at the Reorganization Effective Time, subject to the terms and conditions set forth in the Symbotic Merger Agreement, each outstanding Class A Unit, Class B Preferred Unit, Class B-1 Preferred Unit, Class B-2 Unit, Class C Unit and Class C-1 Unit of Warehouse Technologies, including each of the Warehouse Units, shall be converted into the right of the holders thereof to receive common units of Symbotic (“Symbotic Common Units”); and

WHEREAS, immediately following the consummation of the Transactions, following the Domestication and the Merger, SVF (as Surviving Pubco following the Domestication) has agreed to use cash in an amount equal to the Repurchase Amount to purchase a number of Symbotic Common Units from the Sellers, at a price of $10.00 per Symbotic Common Unit, from Sellers, on the terms and subject to the conditions set forth in this Agreement (the “Purchase”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Purchase of Symbotic Common Units.

1.1 Sale of Symbotic Common Units.

(a) On the terms and subject to the conditions set forth in this Agreement, following the BCA Closing, but on the Closing Date, SVF shall purchase from the Sellers an aggregate number of Symbotic Common Units equal to the Repurchase Amount (without any deductions or setoff), divided by $10.00 (such Symbotic Common Units, the “Purchase Units”), in each case, at a price of $10.00 per Purchase Unit in cash.

(b) Concurrently with the purchase of the Purchase Units, an equal number of shares of Surviving Pubco Class V-3 Common Stock (such shares, the “Purchase Shares”) held by the Sellers will automatically and simultaneously be transferred to SVF pursuant to the Surviving Pubco Certificate of Incorporation and SVF shall cancel the Purchase Shares.

(c) At least three Business Days prior to the anticipated Closing, Sellers shall notify Symbotic in writing of the allocation of the Purchase Units to be purchased from each Seller; provided that if Sellers fail to timely deliver such notice to Symbotic, Symbotic shall purchase all of the Purchase Units from RJJRP Holdings, Inc.

1.2 Closing; Deliveries.

(a) Subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Section 1.3, the closing of the purchase and sale of the Purchase Units (the “Closing”) shall take place immediately following and shall be subject to the consummation of the Transactions (the “BCA Closing”).

(b) At the Closing:

(i) SVF shall deliver or cause to be delivered to the Sellers the Repurchase Amount, by wire transfer of immediately available funds to the account or accounts designated by the Sellers to SVF at least three Business Days prior to the Closing; and

(ii) Sellers shall deliver to SVF (x) a properly completed and duly executed Internal Revenue Service Form W-9 for each Seller and (y) a duly executed assignment with respect to all of the Purchase Units in the form attached as Exhibit A hereto.

(c) At the Closing, the Parties shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement, on the terms and conditions set forth herein.

1.3 Conditions to Closing. The obligation of each Party to consummate the Closing is subject to the satisfaction (or to the extent permitted by applicable Law, the waiver by such Party) of the following conditions at or prior to the Closing (or at such other time as otherwise set forth below):

(a) the BCA Closing and the Effective Time shall have occurred; and

(b) no Governmental Entity shall have enacted, issued or promulgated any Law that has the effect of making the consummation of the transactions contemplated hereby illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby.

1.4 Definitions. For purposes of this Agreement, the following terms have the meanings set forth in this Section 1.4:

(a) “Net Warrant Exercise Proceeds” means the amount of any cash received (which shall be shown as a positive number) or paid by Warehouse Technologies (which shall be shown as a negative number) on or prior to the Closing in connection with the Warrant Settlement (but, for the avoidance of doubt, not including any cash received by Warehouse Technologies with respect to the Restricted Units).

(b) “Repurchase Amount” means an amount equal to (i) $126,000,000 plus (ii) the Net Warrant Exercise Proceeds; provided that the Repurchase Amount shall not exceed $300,000,000 or be less than $0.

2. Representations and Warranties of Sellers. Each Seller hereby represents and warrants severally, and not jointly, to SVF that:

2.1 Organization; Authority; Enforceability. Such Seller is duly organized and validly existing under the Laws of its jurisdiction of formation. Such Seller has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by other parties hereto) constitutes the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Such Seller is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

2.2 Ownership of Units. Such Seller is the sole legal and beneficial owner of, and has good and valid title to, such Seller’s Warehouse Units as of the Effective Date and, upon consummation of the Business Consummation Agreement and the transactions set forth therein (and assuming the accuracy of the representations and warranties contained in Article IV thereof), such Seller will have good and valid title to such Seller’s Symbotic Common Units and Surviving Pubco Class V-3 Common Stock free and clear of all Liens, and such title to such Symbotic Common Units and such Surviving Pubco Class V-3 Common Stock shall duly transfer to and vest in SVF at the Closing. No Person has any present or future right to acquire all or any portion of such Seller’s Warehouse Units, Symbotic Common Units or Surviving Pubco Class V-3 Common Stock.

2.3 Noncontravention. The execution and delivery by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated by this Agreement do not (a) conflict with such Seller’s Organizational Documents, as in effect at the time of such execution and delivery and the Purchase, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or order binding on or applicable to such Seller, or (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Seller is a party or by which such Seller may be bound, or terminate or result in the termination of any such Contract, except, in the case of clauses (b) and (c), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to prevent, materially delay or materially impair the ability of such Seller to consummate the transactions contemplated by this Agreement.

2.4 No Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Entity or other Person is required on the part of such Seller with respect to such Seller’s execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

2.5 No Other Representations and Warranties; Non-Reliance. In making its determination to enter into this Agreement, such Seller has relied on the results of its own independent investigation and solely on the representations and warranties set forth in Article 3, and has not relied on any other oral or written information provided by SVF or any of its Representatives. Except for the representations and warranties set forth in this Article 2, none of such Seller nor any Person acting on behalf of such Seller has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to such Seller and such Seller disclaims any such representation or warranty. Except for the specific representations and warranties made by SVF in Article 3, such Seller specifically disclaims that it is relying upon any other representations or warranties that may have been made by SVF.

3. Representations and Warranties of SVF. SVF hereby represents and warrants to Sellers that:

3.1 Organization; Authority; Enforceability. Until the occurrence of the Domestication, SVF is an exempted company with limited liability duly formed, validly existing and in good standing under the Laws of the Cayman Islands and upon the occurrence of the Domestication, SVF will be a Delaware corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. SVF is or will be qualified to do business and is or will be in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Material Adverse Effect. SVF has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of SVF’s obligations hereunder and the transactions contemplated hereby, have been duly approved and authorized by all requisite action on the part of the SVF Board. No other proceedings on the part of SVF (including, without limitation, any action by the SVF Board or shareholders of SVF), except for the receipt of the SVF Shareholder Approval, are necessary to approve and authorize the execution and delivery of this Agreement, the performance of SVF’s obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by SVF and (assuming the due authorization, execution and delivery by the other parties thereto) constitutes the valid and binding agreement of SVF, enforceable against SVF in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. SVF is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

3.2 Noncontravention. The execution and delivery by SVF of this Agreement and the consummation by SVF of the transactions contemplated by this Agreement do not (a) conflict with SVF’s Organizational Documents, as in effect at the time of such execution and delivery and the Purchase, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or order binding on or applicable to SVF, or (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SVF is a party or by which SVF may be bound, or terminate or result in the termination of any such Contract, except, in the case of clauses (b) and (c), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to prevent, materially delay or materially impair the ability of SVF to consummate the transactions contemplated by this Agreement.

3.3 No Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Entity or other Person is required on the part of SVF with respect to SVF’s execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

3.4 No Other Representations and Warranties; Non-Reliance. In making its determination to enter into this Agreement, SVF has relied on the results of its own independent investigation and solely on the representations and warranties set forth in Article 2, and has not relied on any other oral or written information provided by Seller or its representatives. Except for the representations and warranties set forth in this Article 3, none of SVF nor any Person acting on behalf of SVF has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to SVF and SVF disclaims any such representation or warranty. Except for the specific representations and warranties made by Sellers in Article 2, SVF specifically disclaims that it is relying upon any other representations or warranties that may have been made by Sellers.

4. Termination.

4.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) automatically and without any action or notice by any of the Parties, if the Business Combination Agreement shall have been terminated in accordance with Article IX thereof; and

(b) by mutual written consent of SVF and Sellers.

4.2 Notice of Termination. Each Party may exercise the right to terminate this Agreement pursuant to and to the extent required under Section 4.1 by providing written notice of termination from time to time to the other Parties, which notice shall specify the basis for termination.

4.3 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Article 4, this Agreement shall have no further force or effect, and there shall be no further liability on the part of any Party to any other Person in respect hereof; provided, that the covenants, obligations and agreements set forth in Article 5 (Miscellaneous) and this Section 4.3 shall survive the termination of this Agreement; provided further, that, except as otherwise provided herein, no such termination shall relieve any Party of any liability resulting from any breach of this Agreement prior to the time of such termination.

5. Miscellaneous.

5.1 Survival of Representations, Warranties and Covenants. None of the representations and warranties, or any of the covenants, obligations or agreements that are required to be performed prior to the Closing, set forth in this Agreement or in any other agreements, certificates, instruments and documents to be entered into pursuant hereto, including, without limitation, any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements, shall survive the Closing. The covenants, obligations and agreements of the Parties that are required to be performed at or after the Closing pursuant to this Agreement or any other agreements, certificates, instruments and documents to be entered into pursuant hereto shall survive the Closing until fully performed.

5.2 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. Eastern Time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.2, notices, demands and other communications to SVF and Sellers shall be sent to the addresses indicated below:

if to SVF, to:

Softbank Investment Advisors

Legal

One Circle Star Way

San Carlos, CA 94070

Attention: General Counsel

Email: legal@softbank.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Jeffrey D. Marell

Austin Pollet

Email: jmarell@paulweiss.com

apollet@paulweiss.com

if to Sellers, to:

Richard B. Cohen

c/o C&S Wholesale Grocers

7 Corporate Drive

Keene, NH 03431

with a copy to:

General Counsel

C&S Wholesale Grocers

7 Corporate Drive

Keene, NH 03431

With an additional copy to:

General Counsel

Symbotic USA

200 Research Drive Wilmington, MA 01887

Email: legal@symbotic.com

5.3 Counterparts; Electronic Delivery. This Agreement and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

5.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of each of SVF and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed; provided that each Seller may assign or delegate any and all of its rights under this Agreement to one or more of its Affiliates without the consent of any other Party. Any purported assignment or delegation not permitted under this Section 5.4 shall be null and void ab initio.

5.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits), the Company Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than each Non-Party Affiliate enforcing its rights under Section 5.11).

5.6 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of, first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding

arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 5.6, however, shall affect the right of any Party to serve legal process in any manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any manner provided by Law or at equity.

5.7 Trust Account Waiver. Each Seller acknowledges that SVF has established the SVF Trust Account for the benefit of its public stockholders, which holds proceeds of its initial public offering. For and in consideration of SVF entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Seller, for itself and the Affiliates it has the authority to bind, hereby irrevocably waives any past, present or future claim of any kind against, and any right to access, the SVF Trust Account (including any distributions therefrom), any trustee of the SVF Trust Account or SVF to collect from the SVF Trust Account (including any distributions therefrom) any monies that may be owed to them by SVF or any of its Affiliates for any reason whatsoever, and will not seek recourse against the SVF Trust Account (including any distributions therefrom) at any time for any reason whatsoever. Each Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SVF and its Affiliates to induce SVF to enter in this Agreement, and each Seller further intends and understands such waiver to be valid, binding and enforceable against such Seller and each of its Affiliates under applicable Law. To the extent any Seller or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SVF or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SVF or its Representatives, each Seller hereby acknowledges and agrees that such Seller and its Affiliates’ sole remedy shall be against funds held outside of the SVF Trust Account and that such claim shall not permit such Seller or its Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the SVF Trust Account (including any distributions therefrom) or any amounts contained therein. In the event any Seller or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SVF or its Representatives, which proceeding seeks, in whole or in part, relief against the SVF Trust Account (including any distributions therefrom) or the public stockholders of SVF, whether in the form of money damages or injunctive relief, SVF and its Representatives, as applicable, shall be entitled to recover from such Seller or its Affiliates the associated legal fees and costs in connection with such action or proceeding, in the event SVF or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, this Section 5.7 shall survive indefinitely, including following the termination of this Agreement for any reason

5.8 Fees and Expenses. Each of the Parties shall be responsible for all fees and expenses incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not the Closing is consummated.

5.9 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing, signed by SVF and Sellers. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other prior or subsequent default or breach or affect in any way any rights arising by virtue of any other prior or subsequent such occurrence.

5.10 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, unless this Agreement has been terminated, each Party agrees that each other Party shall be entitled to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to seek specific enforcement of this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.10 shall not be required to provide any bond or other security in connection with any such injunction.

5.11 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that no Party has any rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract, equity or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or any agreements, certificates, instruments and documents delivered pursuant hereto or the transactions contemplated hereby, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract, equity or otherwise) based on, in respect of or by reason of such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms, conditions and limitations set forth herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 5.11.

5.12 Tax Matters. For U.S. federal income Tax purposes (and to the extent applicable, state, local and non-U.S. income Tax purposes), the Parties intend that the purchase by the Surviving Pubco of the Symbotic Common Units pursuant to this Agreement be treated as a sale by the Sellers of their Symbotic Common Units to the Surviving Pubco in a taxable transaction under Section 741 of the Code, giving rise to an adjustment to the Surviving Pubco’s tax basis in the direct and indirect assets of Symbotic pursuant to Section 743(b) of the Code. Each Party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code or a change in applicable Law after the date hereof, cause all Tax Returns to be filed on a basis consistent with the foregoing.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

SVF INVESTMENT CORP. 3

By:	/s/ Ioannis Pipilis
	Name:	Ioannis Pipilis
	Title:	Chairman and Chief Executive Officer

WAREHOUSE TECHNOLOGIES LLC

By:	/s/ Richard B. Cohen
	Name:	Richard B. Cohen
	Title:	President

SYMBOTIC HOLDINGS LLC

By:	/s/ Richard B. Cohen
	Name:	Richard B. Cohen
	Title:	President

[Signature Page to Unit Purchase Agreement]

SELLERS:

RJJRP HOLDINGS, INC.

By:	/s/ Richard B. Cohen
Name: Richard B. Cohen
Title: President and Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

THE RBC 2021 4 YEAR GRAT (U/A MARCH 31, 2021)

By:	/s/ Richard B. Cohen
Name: Richard B. Cohen
Title: As Trustee (and not individually)

[Signature Page to Unit Purchase Agreement]

THE RBC MILLENNIUM TRUST (U/A JUNE 19, 2000)

By:	/s/ Janet L. Cohen
Name: Janet L. Cohen
Title: As Trustee (and not individually)

By:	/s/ David A. Ladensohn
Name: David A. Ladensohn
Title: As Trustee (and not individually)

[Signature Page to Unit Purchase Agreement]